EXHIBIT 99.1

NOTICE OF BLACKOUT PERIOD

TO:  DIRECTORS AND EXECUTIVE OFFICERS

        OF PHILLIPS-VAN HEUSEN CORPORATION

Special Trading Restrictions Related to

Phillips-Van Heusen Corporation Associates Investment Plans

Blackout Period Beginning October 31, 2006

September 26, 2006

Background

All of the Phillips-Van Heusen Corporation Associates Investment Plans (the “Plan”) will be subject to a blackout period beginning 4:00 p.m. Eastern Time on October 31, 2006, and ending during the week of November 5, 2006 (the “Plan Blackout Period”) that will temporarily prevent participants in the Plan from engaging in transactions in their individual Plan accounts.  During the Plan Blackout Period, participants in the Plan generally will be unable to direct or diversify investments in their individual accounts, change elections regarding future contributions, change contribution rates or obtain a loan, distribution or withdrawal from the Plan.  The Plan Blackout Period is necessary to make a transition to a new recordkeeper, the 401(k) Company.

Special Trading Restrictions

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002.  Pursuant to these rules, each director and executive officer of PVH is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity or derivative security of PVH during the Plan Blackout Period (the “Special Trading Restrictions”).  Although the Special Trading Restrictions are subject to certain exceptions, given the complexity of the rules and the short time period involved, you should not engage in any transactions in PVH common stock during the Plan Blackout Period.  Accordingly, during the Plan Blackout Period, you may not purchase, sell or otherwise transfer or acquire any shares of PVH common stock.  It is important to note that, although the Plan Blackout Period arises in connection with the Plan, the Special Trading Restrictions bar directors and executive officers from trading any shares of PVH common stock whether or not they were acquired through the Plan.

Your Special Trading Restrictions are in addition to the restriction on trading activity under PVH’s Insider Trading Policy.  As a reminder, a blackout is currently in effect and, therefore, this new blackout does not change the restrictions already in place and does not add additional restrictions.  However, if the reasons for the current blackout should end prior to the beginning of the Plan Blackout Period, then a notice to that effect will be sent to you and you will be permitted to engage in transactions in PVH common stock, subject to the Insider Trading Policy, until the Plan Blackout Period commences.  If the reasons for the current blackout should end during the Plan Blackout Period, then the restrictions on your trading will nonetheless continue during the Plan Blackout Period.  If the reasons for the current blackout do not end during the Plan Blackout Period, then the restrictions on your trading will continue beyond the Plan Blackout Period until you receive notice of the lifting of the blackout.  You should direct questions about, and requests for pre-clearance of, your transactions in PVH common stock to Mark D. Fischer, Vice President and General Counsel, at 212-381-3509.